As filed with the Securities and Exchange Commission on October 17, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHOPIFY INC.
(Exact Name of Registrant as Specified in its Charter)

Canada	30-0830605
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

150 Elgin Street, 8th Floor
Ottawa, Ontario, Canada K2P 1L4
(Address of Principal Executive Offices) (Zip Code)

6 River Systems, Inc. Second Amended and Restated 2016 Stock Option and Grant Plan
(Full Title of the Plan)

The Corporation Trust Company
1209 Orange Street, Wilmington, DE 19801
(Name and Address of Agent for Service)

(302) 658-7581
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Joseph A. Frasca
Chief Legal Counsel and Corporate Secretary
Shopify Inc.
150 Elgin Street, 8th Floor
Ottawa, ON K2P 1L4
Canada
(613) 241-2828

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A subordinate voting shares(2)	88,665(2)	$32.81(3)	$2,909,181(3)	$378

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of Class A subordinate voting shares being registered hereby shall be adjusted to include any additional Class A subordinate voting shares that may become issuable as a result of stock splits, stock dividends, recapitalizations or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Class A subordinate voting shares.

(2)
Represents shares subject to issuance upon the exercise of stock options outstanding under the 6 River Systems, Inc. Second Amended and Restated 2016 Stock Option and Grant Plan and assumed by the Registrant on October 17, 2019, pursuant to an Agreement and Plan of Merger dated as of September 9, 2019 (the “Merger Agreement”), by and among the Registrant, Shopify Holdings (USA) Inc., Keymaker Merger Corporation, 6 River Systems, Inc. and the Securityholders’ Representative.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based upon the weighted average exercise price per share of the outstanding stock options under the 6 River Systems, Inc. Second Amended and Restated 2016 Stock Option and Grant Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

Shopify Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed or furnished with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2018, filed with the Commission on February 12, 2019;

(b)	Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on April 17, 2019 (first report furnished on this date);

(c)	Exhibit 99.1 and Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished to the Commission on April 30, 2019 (second report furnished on this date);

(d)	Exhibit 99.1 and Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished to the Commission on August 1, 2019 (second report furnished on this date); and

(e)
The description of the Registrant’s Class A subordinate voting shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37400) filed with the Commission on May 19, 2015, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents, provided that, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement only if and to the extent provided in such document.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity. The CBCA also provides that the Registrant may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the CBCA unless the individual:

●
acted honestly and in good faith with a view to the Registrant’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

●	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant’s by-laws require the Registrant to indemnify each of its current or former directors or officers and each individual who acts or acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity.

The Registrant’s by-laws authorize it to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity.

The Registrant has entered into indemnity agreements with its directors and certain officers which provide, among other things, that the Registrant will indemnify him or her to the fullest extent permitted by law from and against all liabilities, costs, charges and expenses incurred as a result of his or her actions in the exercise of his or her duties as a director or officer.

The foregoing summaries are necessarily subject to the complete text of the CBCA, the Registrant’s by-laws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.          Exemption from Registration Claimed.

Not Applicable.

Item 8.          Exhibits.

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit
4.1
Specimen Class A subordinate voting share certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1, as amended (File No. 333-203401), filed with the Commission on May 6, 2015).

4.2	Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 1 to the Registrant’s Report on Form 6-K, furnished to the Commission on May 29, 2015).
4.3	By-laws of the Registrant (incorporated by reference to Exhibit 2 to the Registrant’s Report on Form 6-K, furnished to the Commission on May 29, 2015).
5.1*	Opinion of Stikeman Elliott LLP.
23.1*	Consent of Stikeman Elliott LLP (included in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP.
24.1*	Power of Attorney (included in the signature page to this Registration Statement).
99.1*	6 River Systems, Inc. Second Amended and Restated 2016 Stock Option and Grant Plan.
________________

*	Filed herewith.

Item 9.          Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Canada, on October 17, 2019.

SHOPIFY INC.

By:	/s/ Tobias Lütke
Name: Tobias Lütke
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tobias Lütke, Amy Shapero and Joseph A. Frasca, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post effective amendments, and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tobias Lütke	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 17, 2019
Tobias Lütke

/s/ Amy Shapero	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2019
Amy Shapero

/s/ Robert Ashe	Director	October 17, 2019
Robert Ashe

/s/ Gail Goodman	Director	October 17, 2019
Gail Goodman

/s/ Colleen Johnston	Director	October 17, 2019
Colleen Johnston

/s/ Jeremy Levine	Director	October 17, 2019
Jeremy Levine

/s/ John Phillips	Director	October 17, 2019
John Phillips

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of the Registrant and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Canada, on October 17, 2019.

SHOPIFY PAYMENTS (USA) INC.

By:	/s/ Amy Shapero
Name: Amy Shapero
Title: President and Chief Financial Officer